EXHIBIT 8

                      [THELEN REID & PRIEST LLP LETTERHEAD]



                                          June 14, 2005


TXU Corp.
1601 Bryan Street
Dallas, Texas 75201-3411

Ladies and Gentlemen:

     Reference is made to the proposed exchange (the "Exchange Offer") by TXU Corp., a Texas corporation (the "Company"), of the Company's (a) 4.80% Exchange Series O Senior Notes due 2009 (the "New 2009 Notes"), (b) 5.55% Exchange Series P Senior Notes due 2014 (the "New 2014 Notes"), (c) 6.50% Exchange Series Q Senior Notes due 2024 (the "New 2024 Notes") and (d) 6.55% Exchange Series R Senior Notes due 2034 (the "New 2034 Notes," and together with the New 2009 Notes, the New 2014 Notes and the New 2024 Notes, the "New Notes") for any and all of the Company's outstanding (w) 4.80% Series O Senior Notes due 2009, (x) 5.55% Series P Senior Notes due 2014, (y) 6.50% Series Q Senior Notes due 2024 and (z) 6.55% Series R Senior Notes due 2034, respectively, as contemplated in the registration statement on Form S-4 (the "Registration Statement") to be filed by the Company, on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We confirm as our opinion the statements under the caption "MATERIAL UNITED STATES INCOME TAX CONSIDERATIONS" in the Registration Statement.

     We hereby consent to the use of our name in the Registration Statement.

                                          Very truly yours,


                                          /s/THELEN REID & PRIEST LLP
                                          THELEN REID & PRIEST LLP